Exhibit 11.1
                          Computation of Loss Per Share

                                                                                          Period from
                                                            Years Ended                   July 1, 1994
                                              ------------------------------------       (commencement)
                                                 December 31,        December 31,            through
                                                    1998                  1997          December 31, 1998
                                              ---------------      ---------------      -----------------
Loss for the period                           $     3,389,208      $     4,306,897      $      10,476,675
                                              ===============      ===============      =================
Shares used in computing loss per share:
    Weighted average shares
    outstanding (Note 1)                          20,056,945            17,724,935             13,385,985
                                              ==============       ===============      =================
Loss per share                                $         0.17       $          0.24      $            0.78
                                              ==============       ===============      =================


Note 1: Due to the net losses incurred during each of the periods presented, common share equivalents are anti-dilutive and have been excluded from the computation.